THE YACKTMAN FUNDS, INC.

                  THROUGH YACKTMAN'S SMOKESCREEN TO THE FUTURE

                                                            November 12, 1998

Dear Fellow Shareholder,

In representing your interests, the Independent Directors must be prepared to make important decisions. Therefore, to assist their evaluation of Yacktman Asset Management Co. ("Yacktman"), the Independent Directors retained the services of a leading mutual funds consulting firm, Management Practice, Inc. of New York City.

The consultants examined The Yacktman Funds Inc. (the "Funds"), in detail and also identified twenty leading investment advisers with strong performance records and investment styles similar to those ascribed to Yacktman in the Funds' prospectuses and public statements. The Independent Directors have evaluated these alternatives. This means that, if circumstances require us to replace Yacktman, we expect the new investment adviser to have:

o        A highly competitive performance record and name recognition

o        A deep and experienced professional investment staff

o An investment approach that would be consistent with the expectations of our shareholders

                    YACKTMAN NEEDS A SCAPEGOAT AND HAS PICKED
                           YOUR INDEPENDENT DIRECTORS

Nowhere in Yacktman's proxy materials does Donald Yacktman address what we see as the real issue in HIS proxy contest, which is THE FUNDS' POOR INVESTMENT PERFORMANCE, and their DESCENT TO THE LOWEST DEPTHS of the Lipper Mutual Fund ranking charts during a period in which the stock market has reached RECORD LEVELS.

We believe Yacktman is deliberately avoiding this issue because it is attempting to use the Independent Directors as its scapegoat for the Funds' poor performance. We think this is YACKTMAN'S REASON FOR STARTING THIS COSTLY PROXY CONTEST. We also think it is clear that Yacktman has had difficulty facing up to your Independent Directors' probing questions, which began well over a year ago, and their belief that the Funds' extremely poor performance and lowly rankings reflect the following:

o        Yacktman's inexperienced and almost skeletal staff

o Movement away from the Funds' long-standing and publicly stated focus on large capitalization companies

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o        Yacktman's propensity toward taking greater portfolio risks with investments in smaller companies

o        Rebellious lack of regard for the Funds' rules and investment mandate

                     YACKTMAN BEARS FULL RESPONSIBILITY FOR
                       YOUR FUNDS' POOR INVESTMENT RETURNS

The inescapable TRUTH is that YACKTMAN IS RESPONSIBLE FOR THE INVESTMENT RETURNS of the Funds and NOT the INDEPENDENT DIRECTORS. Donald Yacktman in his own recent letter to shareholders said, "ONLY I MANAGE THE FUND'S PORTFOLIOS. IT WOULD BE IMPROPER AND, . . . ILLEGAL FOR ME TO ALLOW OTHERWISE." We believe that even this statement in Yacktman's letter is deceiving. The truth is, and we have reported to all shareholders, we believe that with over 100 separately managed accounts and 2 mutual funds and realistically no other professional staff on which to rely, we are concerned that Donald Yacktman has delegated day-to-day portfolio management to his 28-year-old son. How can Donald Yacktman blame your Independent Directors for his shortcomings and make a statement like this?

Yacktman's proxy statement contains several contradictions. Donald Yacktman shoots himself in the foot by saying: "We believe the Carlson/Maliszewski directors have crossed the line that divides oversight from micro-management because they have continuously pressured us to change our investment style." Come on, Donald, you can't have it both ways. THE TRUTH IS THAT YACKTMAN, AND NOT THE INDEPENDENT DIRECTORS, MANAGES THE FUNDS AND IS DIRECTLY RESPONSIBLE FOR THE FUNDS' POOR PERFORMANCE. PLAIN AND SIMPLE.

                  YACKTMAN INITIATED THIS COSTLY PROXY CONTEST

When you cut through Yacktman's veil of smoke, the real facts become crystal clear. There is no way of mistaking that Yacktman brought on this costly proxy contest. One only has to read Donald Yacktman's own words in his letter to shareholders, dated October 28, 1998. In it, he admits that he ". . .CALLED FOR A SPECIAL STOCKHOLDERS' MEETING. . .TO ELECT NEW DIRECTORS," an UNPRECEDENTED move in the mutual fund industry; all to retain his lucrative fees.

            INDEPENDENT DIRECTORS' QUESTIONS ARE A THREAT TO YACKTMAN

We believe the Independent Directors became a threat to Yacktman over a year ago when they began to seriously question Don Yacktman in Board meetings and in private conferences with respect to the Funds' investment style shift, rapidly deteriorating performance, Code of Ethics and investment guideline violations and professional staff inadequacies.

              THE FUND'S PERFORMANCE TRAILS YACKTMAN'S FALLING STAR

As Donald Yacktman apparently began to believe more and more of his own star status press, your Independent Directors found him increasingly difficult to deal with. As we previously mentioned,

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he had CODE OF ETHICS AND INVESTMENT GUIDELINE PROBLEMS, HE SHIFTED THE FUNDS'
INVESTMENT STYLE AND EXHIBITED A WHOLE HOST OF OTHER PROBLEMS THAT DEEPLY CONCERNED THE INDEPENDENT DIRECTORS. UNFORTUNATELY, IN THE VIEW OF YOUR INDEPENDENT DIRECTORS, DONALD YACKTMAN REPEATEDLY HAS BEEN UNWILLING TO ACCEPT THE OVERSIGHT OF INDEPENDENT DIRECTORS UPON WHICH INVESTORS HAVE COME TO DEPEND WHEN INVESTING IN MUTUAL FUNDS. RATHER THAN RESPOND TO THE LEGITIMATE OVERSIGHT OF THE INDEPENDENT DIRECTORS, DONALD YACKTMAN NOW WANTS TO JETTISON THEM. IN OUR OPINION, HE IS JUST NOT A TEAM PLAYER, AND HIS ACTIONS AND PERFORMANCE DEMONSTRATE HE DOES NOT SHARE THE INDEPENDENT DIRECTORS' CONCERN FOR SHAREHOLDERS.

Yacktman's track record and star status LEAVE A LOT TO BE DESIRED, according to the Lipper performance chart we highlighted in our letter, dated October 29, 1998. Yacktman's investment performance with your Funds' assets is not appealing by any measure.

                    DON'T BE MISLED BY YACKTMAN'S SMOKESCREEN

Please carefully consider the important facts that we have sent you in our proxy materials. We believe your choice is clear. Your Independent Directors have done nothing but act in GOOD FAITH on your behalf while fulfilling their jobs as "Watchdogs" for your Funds. In our opinion, the Independent Directors have served the Funds and their shareholders well by not buckling-under to the pressures of the investment management firm. We would appreciate your support by voting against Yacktman's proposal to replace the Independent Directors.

Protect your investment in the Funds by voting AGAINST proposals 1, 2 and 4, to WITHHOLD your voting authority on proposal 3, and voting FOR proposal 5, on the WHITE proxy card. Sign, date, and return it to The Yacktman Funds as soon as possible. For more information please call at 1-800-248-5976.

                                    The Board of Directors*
                                    The Yacktman Funds, Inc.


*  Messrs. Yacktman and Ball dissenting.

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